Exhibit 10.41

EMPLOYMENT AGREEMENT

This agreement (the “Agreement”) between TIER TECHNOLOGIES INC., a California corporation (the “Company”) and Mr. Jeff McCandless (the “Employee”), is entered into as of July 2, 2003 (the “Effective Date”).  Those capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in the Agreement

AGREEMENT

In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

A.                                    AT-WILL EMPLOYMENT.  The Company employs Employee as of July 2, 2003 in the capacity of Senior Vice President and Chief Financial Officer, reporting to Mr. James L. Bildner, Chairman and Chief Executive Officer or his designee.  Employee will be based at Company’s offices in Walnut Creek, California.  Employee agrees to undertake such business travel as is customary to such position, and as shall from time to time be requested of him by the Company. The parties agree that employment at the Company is at will and may be terminated by either the Company or Employee at any time with or without cause and with or without notice.  Employee acknowledges that Employee has no right to be employed for a specific term and no right to insist on specific grounds for termination.  Employee acknowledges and agrees that the at will nature of this Agreement extends to all employment decisions and that any change in the terms and conditions of employment, including without limitation work assignments, production standards, job responsibilities, compensation and promotions, shall be at the Company’s sole discretion.

1.                                      COMPENSATION AND BENEFITS

1.1                               Base Salary.  In consideration of and as compensation for the services to be performed by the Employee hereunder, the Company shall pay the Employee a base salary (the “Base Salary”) of not less than $240,000 per year, payable semi-monthly in arrears in accordance with the Company’s regular payroll practices.  Following completion of six (6) consecutive months of employment, Employee’s base salary shall be increased to $250,000 per annum. In addition, Employee will be entitled to compensation review on an annual basis consistent with the Effective Date of this Agreement, and any mutually adjusted compensation change will be based upon individual and Company performance and applicable Tier policy.

1.2                               Bonus.  At the Company’s sole discretion, Employee may be eligible to participate in Company’s Executive Incentive Compensation Plan commencing as and from the fiscal year October 1, 2003, for additional discretionary incentive compensation of up to 50% of base salary or subject to a higher maximum based upon the then in effect approved incentive compensation program. Incentive compensation will be defined by Tier’s Executive Compensation Plan (Exhibit A) as determined by the Compensation Committee of Tier’s Board of Directors and may be payable in cash and/or stock options as determined annually by the Compensation Committee.

1.3                               Options.  In addition, subject to approval by the Compensation Committee of the Tier Board of Directors, the Employee will be granted stock options for 75,000 shares, which are subject to the provisions of the Tier Equity Incentive Plan.  Options are typically granted during the first week of the calendar quarter following the Effective Date of your employment and are priced by the Board of Directors according to the market price at the time of grant.  Options vest over five years with 20% of the total grant vesting after completion of each 12-month period from the original date of grant.  Option grant

Initials:

Company	Employee

and related documents are sent to each new employee within 30 days following the date of the grant.  In the event of a merger, consolidation or other reorganization of the Company (collectively a “Merger”) in which the Company is not the surviving entity (other than a Merger involving a majority-owned subsidiary of the Company) at the election of the Board of Directors either: (i) this option shall become fully vested and exercisable into shares of the surviving corporation, subject to the applicable Merger ratio, without any change in the total purchase price; or (ii) the Optionee shall receive a cash distribution equal to the difference between the exercise price of the option and the fair market value of the Common Stock on the effective date of Merger.  Similarly if, in a single transaction or series of related transactions with a record date subsequent to the date of the Agreement, there is (i) a transfer of more than fifty percent (50%) of the voting power of the Company’s then outstanding Common Stock, or (ii) the issuance of new shares of the Company’s Common Stock possessing equal or greater voting power than the Company’s outstanding Common Stock prior to the issuance, this option shall become fully vested and exercisable.

In addition, subject to the approval of Tier’s Compensation Committee, Employee shall be eligible to receive an additional stock option grant of 25,000 shares to be granted in the first week of the quarter following one year of consecutive employment with Company as defined by the Effective Date of this Agreement. Options vest over five years with 20% of the total grant vesting after completion of each 12-month period from the original date of grant.  Option grant and related documents are sent to each new employee within 30 days following the date of the grant.    In the event of a merger, consolidation or other reorganization of the Company (collectively a “Merger”) in which the Company is not the surviving entity (other than a Merger involving a majority-owned subsidiary of the Company) at the election of the Board of Directors either: (i) this option shall become fully vested and exercisable into shares of the surviving corporation, subject to the applicable Merger ratio, without any change in the total purchase price; or (ii) the Optionee shall receive a cash distribution equal to the difference between the exercise price of the option and the fair market value of the Common Stock on the effective date of Merger.  Similarly if, in a single transaction or series of related transactions with a record date subsequent to the date of the Agreement, there is (i) a transfer of more than fifty percent (50%) of the voting power of the Company’s then outstanding Common Stock, or (ii) the issuance of new shares of the Company’s Common Stock possessing equal or greater voting power than the Company’s outstanding Common Stock prior to the issuance, this option shall become fully vested and exercisable.  .

1.4                               Participation in Benefit Plans.  The Employee shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans maintained by the Company from time to time, as such are generally applicable to employees of the Company and to the extent Employee is eligible under the general provisions thereof.

1.5                               Reimbursement of Expenses.  The Company shall reimburse the Employee for all business expenses, including, without limitation, travel, entertainment and similar expenses, incurred by the Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to standard expense reimbursement policy.  The Employee shall provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under the Company’s policy regarding the reimbursement of such expenses.

In addition, the Employee will be entitled to either the reimbursement of parking expenses at the Walnut Creek office location or provided with Company paid parking facilities, as appropriate.

1.6                               Vacation and Personal Leave.  The Employee shall be entitled to three (3) weeks of vacation per annum, pro-rated in the year of hire and terminated and accrued on a semi-monthly basis. The Employee shall also be entitled to other paid personal leave in accordance with The Company’s policy.  Company is aware and agrees to Employee’s vacation request from August 4-8, 2003, such time to be recorded against annual vacation allowances and accrued benefits at that time.

1.7                               Relocation Allowance.  The Employee shall be reimbursed for reasonable and customary expenses associated with Employee’s relocation to Walnut Creek, California in an amount not to exceed $15,000 (fifteen thousand dollars). Reimbursement of incurred relocation expenses will be made in accordance with Tier’s standard relocation practices and procedures, and the submission of original documentation in evidence of relocation expenses claimed. Employee may request at the discretion of Tier’s Chairman and Chief Executive Officer reimbursement of relocation expenses incurred in excess of $15,000, and approval for additional expenses will not be unreasonably withheld, provided that such expenses are reasonable and customary and directly relate to the relocation process.

2.                                      TERMINATION

2.1                               Termination.

(a)                                  Termination for Cause.  The Company may terminate Employee’s employment under this Agreement, in its sole discretion, “for cause.”  Grounds for the Company to terminate this Agreement “for cause” shall be limited to the occurrence of any of the following events:

(i)                                    the Employee’s commission of any act which detrimentally affects the Company, including, without limitation, an act of dishonesty, fraud, willful disobedience, gross misconduct ,breach of duty, intentional destruction or theft of Tier property, material violation of Tier policies or falsification of Tier documents;

(ii)                                the Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 3 hereof; or

(iii)                            the Employee’s conviction of a felony or a misdemeanor involving dishonesty or moral turpitude.

(b)                                  Termination Without Cause.  The Company may terminate Employee’s employment under this Agreement without cause or notice at any time.

(c)                                  Notice of Termination.  Any purported termination of employment by the Company or by the Employee shall be communicated by written notice of termination to the other party hereto in accordance with Section 4.1 hereof.  Any notice of termination of employment given hereunder shall effect termination as of the date specified in such notice, or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 4.1 hereof.

(d)                                  Effect of Termination.

(i)                                    Upon the termination of the Employee’s employment as a result of Employee’s disability, the Employee shall be entitled to receive for an additional thirty (30) days after the date of such termination, Employee’s Base Salary in effect at the time of termination and any and all benefits to which Employee is entitled on the date of such termination under the Company’s pension, life, disability, accident and health and other benefit plans in accordance with the provisions of such plans.

(ii)                                Upon termination of the Employee’s employment as a result of Employee’s death, the Employee’s heirs, devisees, executors or other legal representatives shall receive for an additional thirty (30) days from the date of death, Employee’s Base Salary in effect at the time of death.

(iii)                            If the Employee’s employment hereunder shall be terminated by the Company without cause, or if the Employee terminates his employment, then, and only then, shall the Employee shall be entitled to the Employee’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings, and upon the Employee’s furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit B, the Employee shall also be entitled to continuation of the Employee’s Base Salary in effect at the time of termination for a period of nine (9) months (the “Severance Period”), subject to Company standard payroll schedule, deductions and withholdings.   In addition, Employee will be entitled to continue group and elective benefits in which Employee participated on the date of such termination under the Company’s benefit programs, including life, disability and accident, in accordance with the provisions of such plans and applicable legislation.

(iv)                               If the Employee’s employment hereunder shall be terminated by the Company for cause or by the Employee by resignation, the Company shall have no further obligation to the Employee under this Agreement other than accrued Base Salary and other accrued benefits required by law, prorated to the date of termination.

3.                                      NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

3.1                               Non-Competition.  For the period of one year (1) from the date of termination of Employee’s employment, the Employee shall not, directly or indirectly:

(a)                                  carry on or engage in with any Person engaged in, in any territory in which the Continuing Business is carried on during Employee’s employment, any activity that is in competition with the Continuing Business; or

(b)                                  do or say anything which is harmful to the reputation of the Continuing Business or which may lead any person to cease to deal with the Continuing Business on substantially equivalent terms to those previously offered or at all; or

(c)                                  seek to contract with or engage any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services which will be competitive with the Continuing Business.

3.2                               Non-solicitation.  For the period of one (1) year from the date of termination of Employee’s employment, the Employee shall not, directly or indirectly:

(a)                                  employ or solicit for employment any person whom Employee knows to be an employee of the Company or any subsidiary of the Company or induce or attempt to induce any such person to terminate his or her employment with the Company or such subsidiary; or

(b)                                  seek in competition with the Company to procure orders from or do business with or procure directly or indirectly any other person to procure orders from or do business with any person who has been a customer of the Company at any time.

3.3                               Confidential Information.

(a)                                  The Employee acknowledges that the Confidential Information (as hereinafter defined) of the Company is valuable, special and unique to the Continuing Business, and that such Continuing Business depends on such Confidential Information; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company.  Based on the foregoing, the Employee undertakes:

(i)                                    to keep any and all Confidential Information in trust for the use and benefit of the Company;

(ii)                                except as required by the Employee’s duties hereunder or as may be authorized in writing by the Company, not at any time during and for a period of one (1) year after termination of Employee’s employment with the Company, to disclose or use, directly or indirectly, any Confidential Information of the Company;

(iii)                            to take all reasonable steps necessary, or reasonably requested by the Company, to ensure that all Confidential Information of the Company is kept confidential for the use and benefit of the Company; and

(iv)                               upon termination of Employee’s employment with the Company or at any other time the Company may in writing so request, to promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in Employee’s possession or under Employee’s control.  Further, the Employee undertakes that, if requested by the Company, Employee shall return any Confidential Information pursuant to this subsection and shall not make or retain any copy of or extract from such materials.

(b)                                  For purposes of this Section, “Confidential Information” means any and all information developed by or for the Company of which the Employee gained knowledge by reason of Employee’s employment with the Company under this Agreement that is not generally known in the industry in which the Company is or may become engaged.  Confidential Information includes, but is not limited to, any and all information developed by or for the Company or customers of the Company, concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company or contractors or customers with which the Company has dealt, plans for development of new products, services and expansion into new areas or markets, internal operations and any trade secrets and proprietary information of any type owned by the Company together with all written, graphic and other materials relating to all or any part of the same.

(c)                                  Employee agrees that as a condition of employment Employee will execute and abide by the Company’s Nondisclosure and Proprietary/Confidential Information Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit C. To the extent the Confidentiality Agreement conflicts with or is inconsistent with this Agreement, this Agreement shall control.

3.4                               Remedies.

(a)                                  Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations contained in Sections 3.1, 3.2 and 3.3 hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of said Sections will cause the Company irreparable injury for which adequate remedy at law is not available.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of such covenants and obligations.

(b)                                  Remedies Cumulative.  The Company’s rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

4.                                      MISCELLANEOUS

4.1                               Notices.  Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or by fax (with written confirmation of receipt) or nationally recognized overnight courier.  Written notices must be delivered to the receiving party at its address or facsimile number on the signature page of this Agreement.  The parties may change the address or facsimile number at which written notices are to be received in accordance with this Section.

4.2                               Prevailing Party.  If any litigation is commenced between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in that litigation shall be entitled to reasonable attorney’s fees, to be fixed by the court as part of the costs of the litigation or established in a separate action brought to recover those fees, in addition to any other relief that may be granted.

4.3                               Assignment. The Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

4.4                               Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect.  This Agreement may be modified or amended only by a written agreement that is signed by the Company and the Employee.  No waiver of any section or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement.  Captions to the various Sections of this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

4.5                               Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

4.6                               Continuing Obligations.  The provisions contained in Sections 2.1(d), 3, 4.2, 4.6 and 4.7 of this Agreement shall continue and survive the termination of this Agreement.

4.7                               Applicable Law.  This Agreement and the rights and obligations of the Company and the Employee hereunder shall be governed by and construed and enforced under the laws of the State of California, without reference to any principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TIER TECHNOLOGIES, INC.

By:	/s/ James R. Weaver

Print Name:	James R. Weaver
Title:	President & CEO

/s/ Jeffrey A. McCandless
[EMPLOYEE]

Address:
Facsimile:

Exhibit A

TIER TECHNOLOGIES, INC.

INCENTIVE COMPENSATION PLAN

ADOPTED JANUARY 22, 2001

EFFECTIVE OCTOBER 1, 2000

1.                                      Purpose.  The Tier Technologies, Inc. Incentive Compensation Plan (the “Plan”) is intended to provide incentive compensation opportunities for key Employees to receive Awards in the form of cash, fully vested stock options to purchase shares of the Company’s common stock, other stock grants, or any combination of these, based on (i) the performance of the Company and/or one or more of its Affiliates and (ii) the individual Participant’s performance as quantified in the Performance Objectives and Performance Levels as described herein.

2.                                      Definitions.

(a)                                  “Affiliate” shall mean any member of an affiliated group of corporations with the Company under Code Section 1504.

(b)                                  “Award” shall mean the incentive amount earned under the Plan by a Participant which shall be payable in the form of cash, fully vested stock options to purchase shares of common stock of the Company, other stock grants, or any combination of these.

(c)                                  “Base Salary” shall mean the actual base earnings of a Participant for the Plan Year exclusive of any bonus payments under this Plan or any other prior or present commitment, including contractual arrangements, any salary advance, any allowance or reimbursement, and the value of any basic or supplemental employee benefits or perquisites.  Base Salary refers only to amounts earned while a Participant during the Plan Year.

(d)                                  “Board” shall mean the Board of Directors of the Company.

(e)                                  “Cause” means, with respect to a particular Participant:  (i) fraud, misappropriation, embezzlement or other act of misconduct against the Company or an Affiliate; (ii) conviction of any felony which has a material adverse effect on the Company or an Affiliate; (iii)

violation of any rules or regulations of any governmental or regulatory body which has a material adverse effect on the Company or an Affiliate; (iv) any breach of the Participant’s duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates, which has not been approved by the Company or an Affiliate; (v) a breach of any material term of the Participant’s employment obligations to the Company or an Affiliate and/or unsatisfactory job performance where such breach and/or unsatisfactory performance is not cured within fifteen days of receipt of written notice of such deficiencies (unless such deficiencies are caused by the Participant’s Permanent Disability); (vi) violation of state or federal law in connection with the Eligible Employee’s performance of his/her job which has a material adverse effect on the Company or an Affiliate; or (vii) a leave of absence exceeding the period allowed by contract, policy or applicable law.  Notwithstanding the foregoing, a Participant’s Termination due to death or Permanent Disability shall not be considered termination for Cause.

(f)                                    “CEO” shall mean the Chief Executive Officer of the Company.

(g)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” shall mean the Compensation Committee of the Board.  The Committee shall consist solely of outside directors, as defined in Section 162(m) of the Code.

(i)                                    “Company” shall mean Tier Technologies, Inc., a California corporation.

(j)                                    “Covered Employees” shall mean the CEO and the four (4) highest compensated officers, as defined in Section 162(m) of the Code, of TIER.

(k)                                “Employee” shall mean an employee of the Company or an Affiliate.

(l)                                    “Fiscal Year” shall mean the twelve (12) consecutive months beginning October 1 and ending September 30.

(m)                              “Maximum Award Percentage” shall mean the maximum percentage of a Participant’s Base Salary (as in effect on the first day of the Plan Year) as established by the Committee for each Plan Year that a Participant may receive pursuant to the Plan provided that all Performance Objectives are met at the Maximum Performance Level (as described herein) for such Plan Year.

(n)                                 “Participant” shall mean an Employee designated by either the CEO or Committee as eligible to receive an Award under this Plan for any Plan Year if the applicable Performance Objectives are met at any of the applicable Performance Levels specified for such Plan Year.

(o)                                  “Performance Levels” shall mean a Participant’s achievement of a Performance Objective at one of the following levels necessary for an Award:  (1) Threshold, (2) Target, or (3) Maximum, the specifics of each shall be established by the Committee for each Plan Year.

(p)                                  “Performance Objectives” shall mean the pre-established goals established by the Committee for each Plan Year upon which a Participant’s performance will be assessed for each Plan Year.

(q)                                  “Permanent Disability” shall mean the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(r)                                  “Plan” shall mean this Tier Technologies, Inc. Incentive Compensation Plan, as amended from time to time.

(s)                                  “Plan Year” shall mean the twelve (12) consecutive months beginning October 1 and ending September 30 over which performance is measured under this Plan.

(t)                                    “Pro Forma EPS” or “EPS” shall mean the diluted net income per share of the Company’s common stock as determined on a pro forma basis consistent with past practice as of Year-end for each Plan Year.

(u)                                 “Retirement” shall mean the Participant’s voluntary Termination (as defined herein) for reasons other than Cause (as defined herein) if such Participant satisfies both of the following as of the date of Termination:  (i) the Participant has five (5) or more years of service as an Employee and (ii) the sum of the Participant’s age and years of service as an Employee is equal to or greater than sixty (60) years.

(v)                                   “Revenue” shall mean the consolidated revenues of the Company for the Plan Year excluding any revenues realized as a result of contracts assumed by the Company or an Affiliate as a result of acquisitions consummated by the Company or an Affiliate during the Plan Year.

(w)                                “Share Price” shall mean average daily closing price of the Company’s common stock on the Nasdaq National Market, or other principal trading market of such common stock for the Plan Year.

(x)                                  “Termination” shall mean the Participant’s ceasing his or her service with the Company or any of its Affiliates for any reason whatsoever.

(y)                                  “TIER” shall mean the Company and all of its Affiliates.

(z)                                  “Year-end” shall mean the end of the Company’s Fiscal Year.

3.                                      Participation and Awards under the Plan.

(a)                                  Participation.  Plan participation is extended to selected key Employees who, in the sole and exclusive opinion of the CEO and/or the Committee, have the opportunity to significantly impact the annual operating success of the Company and/or its Affiliates.  Participants will be selected to participate in the Plan at the beginning of or during the Plan Year as set forth herein.  Participants will be notified in writing of their selection to participate in the Plan each Plan Year.  This written notification for all Participants, except Covered Employees, will be signed by the CEO.  The Committee will determine the Plan participation of all Covered Employees and the written notification to a Covered Employee will be signed by the Chairman of the Committee.

(b)                                  Performance Objectives and Levels.  The Performance Objectives shall be determined by the Committee for each Plan Year and with respect to each Participant.  Performance Objectives shall consist of one, all or a combination of the following:  Pro Forma EPS, Revenue, and Share Price; provided, however, the Performance Objectives for Participants who are not Covered Employees (or Participants who are Covered Employees but whose remuneration, within the meaning of Section 162(m) of the Code, for the Fiscal Year, in the determination of the Committee, is not expected to exceed one million dollars ($1,000,000)) may include additional Performance Objectives in the discretion of the Committee.  The weight to be given and Performance Levels for each of the applicable

Performance Objectives shall be determined by the Committee with respect to each Participant.  The Committee may establish different Performance Objectives and/or Levels for the Company, and for one or more Affiliates and may establish different Performance Objectives and/or Levels for each Participant or group of Participants.

(c)                                  Participant Awards.

(i)                                    Participant Award Criteria.  Each Participant will be assigned a Maximum Award Percentage by the Committee.  The Committee, in its sole and absolute discretion, may consider recommendations made by the CEO as to individual Maximum Award Percentages for Participants (other than the CEO).  The Participant’s Maximum Award Percentage, when multiplied by the Participant’s Base Salary earned during the Plan Year, represents the maximum Award payable to such Participant during such Plan Year if all of the applicable Performance Objectives are met at the Maximum Performance Level for each.  For each Plan Year, each Participant will be notified of the Maximum Award Percentage applicable to him or her, the applicable Performance Objectives, the weight to be given each Performance Objective, the Performance Levels upon which each Performance Objective will be assessed, and each of these items will be included in the written notification described in subsection 3(a) above.

(ii)                                Form of Awards.  Awards may be paid and/or granted, as applicable, in any combination of cash or, in lieu of cash, fully vested stock options to purchase shares of the Company’s common stock (pursuant to the Company’s Amended and Restated 1996 Equity Incentive Plan, any subsequently adopted equity incentive plan, or as otherwise determined by the Committee) with an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the option (unless a higher exercise price is required by applicable law), or other stock grants as determined by the Committee.  The Committee, in its sole and absolute discretion, may determine the form of any Award at any time prior to the payment and/or grant of such Award for any Plan Year.  The value of any stock options granted in lieu of cash (and any other form of Award that requires application of a valuation model) shall be determined in accordance with the Black-Scholes valuation model. The Committee may (but need not) establish different forms of Awards for each Participant or group of Participants.  The written notification described in subsection 3(a) above may (but need not) include the form of any Award that the Participant may earn upon achievement of the Applicable Performance Objective(s) for such Plan Year (to the extent that the form of such Award for such Plan Year has been determined by the Committee as of the date of such written notification).

(d)                                  Special Rules for Covered Employees.  Notwithstanding any provision of the Plan to the contrary, the Committee shall establish Maximum Award Percentages, Performance Objectives, the weight to be given each Performance Objective and the Performance Levels applicable to each Performance Objective, and any other term necessary under the Plan to determine the Awards for Covered Employees not later than ninety (90) days after the beginning of each Fiscal Year, provided that at the time such Performance Objectives are established, the satisfaction of such Performance Objectives is not substantially certain to be satisfied.  Notwithstanding the foregoing, the ninety (90) day requirement set forth in the preceding sentence shall not apply in the case of a Covered Employee whose remuneration, within the meaning of Section 162(m) of the Code, for the Fiscal Year, in the determination of the Committee, is not expected to exceed one million dollars ($1,000,000).

(e)                                  Maximum Award Per Plan Year.  Notwithstanding any provision of the Plan to the contrary, the maximum Award payable under the Plan for any Plan Year to any Participant shall not exceed one million dollars ($1,000,000).

4.                                      Other Plan Provisions.

(a)                                  Performance Assessment.  Assessment of actual performance and payout of Awards with respect to Revenue and Pro Forma EPS will be subject to completion of the Year-end independent audit and certification by the Committee that a Participant has met the applicable Performance Objectives and other material terms of the Plan, and specifying the Performance Level at which such Performance Objectives have been met.  The certification by the Committee with respect to these Performance Objectives will occur no later than December 15 of each year.  Assessment of actual performance and payout of any Award with respect to Share Price will be subject to certification by the Committee that a Participant has met the applicable Performance Objective and any other material terms of the Plan, and specifying the Performance Level at which such Performance Objective has been met.  The certification by the Committee with respect to this Performance Objective shall occur no later than five (5) business days after the end of the Plan Year.

(b)                                  Award Payment.  The Award earned, if any, shall be paid and/or granted, as applicable, in the form of Award as determined by the Committee and shall be paid and/or granted to the Participant (or the Participant’s heirs in the case of death) within ten (10) business days following the certification by the Committee.  Payroll and other taxes will be withheld and/or reported as required by law.

(c)                                  Stockholder Approval.  Notwithstanding the foregoing, for any Plan Year in which the Company desires a deduction pursuant to Section 162(m) of the Code with respect to any portion of any Award earned by any Covered Employee under the Plan during such Plan Year, no Award will be paid to any Covered Employee under the Plan during such Plan Year until the shareholders of the Company have approved the material terms of the Plan in accordance with Section 162(m) of the Code and the requirements set forth in subsection 3(d) have been fulfilled.  In addition, the material terms of the Plan must again be approved by the shareholders of the Company no later than the first shareholders’ meeting in the fifth year following the year in which the shareholders previously approved the material terms of the Plan.

(d)                                  Employment.  In order to receive an Award under the Plan, a Participant must be employed by the Company or an Affiliate on the last day of the Plan Year, except as otherwise provided herein.  Selection for participation in the Plan does not convey any employment rights on behalf of any Participant.  Terms and conditions of Participants’ employment agreements with the Company or its Affiliates addressing issues other than payment of bonus or incentive compensation, if any, supersede the terms and conditions of the Plan.

(e)                                  Termination.

(i)                                    Death, Permanent Disability, or Retirement.  If Termination of a Participant occurs prior to the end of the Plan Year by reason of the Participant’s death, Permanent Disability or Retirement (excluding the Retirement of a Covered Employee), the Participant (or the Participant’s heirs in the case of death) will be eligible to receive a pro-rata Award based on the time employed as a Participant up to the date of such Termination if the Performance Objectives and Performance Levels are achieved for the entire Plan Year.  Participants who earn an Award on this basis will receive payment on the same schedule as other Participants.  The formula used to pro-rate the Awards shall be to adjust the applicable Award by a fraction, the numerator of which is the number of days (or whole months) for the which the Participant was employed as a Participant during the Plan Year and the denominator of which is 365 (or 12).

(ii)                                Other than Death, Permanent Disability, or Retirement.  If Termination of a Participant occurs prior to the end of the Plan Year for any reason other than the Participant’s death, Permanent Disability or Retirement (whether voluntarily or involuntarily), the Participant will forfeit the opportunity to earn an Award under the Plan, except as otherwise provided for by the Committee; provided, however, that if Termination of a Covered Employee occurs prior to the end of the Plan Year, such Covered Employee shall not receive an Award at the discretion of the Committee or otherwise, except as provided in the preceding paragraph.

(f)                                    Other Pro-Rata Awards.  Individuals who have been hired and selected during the Plan Year for Plan participation and who have served a minimum of nine (9) months as a Participant will be eligible to receive a pro-rata Award based on the time employed as a Participant and the Performance Objectives and Performance Levels achieved by such Participant for the entire Plan Year, provided that the Participant is employed by the Company or an Affiliate on the last day of the Plan Year and, in the case of a Covered Employee, is selected for Plan participation on his or her date of hire.  The Committee will establish the Maximum Award Percentage for individuals selected for Plan participation during the Plan Year as soon as practicable after the individuals are selected, but not later than fifteen (15) days after the selection date.  The formula used to pro-rate the applicable Award by a fraction, the numerator of which is the number of days (or whole months) for which the individual was a Participant during the Plan Year and the denominator of which is 365 (or 12).

Plan Administration.

(i)                                    Committee Discretion.  Responsibility for decisions and/or recommendations regarding Plan administration are divided between the CEO and the Committee.  Notwithstanding the foregoing, the Committee retains final authority regarding all aspects of Plan administration, the resolution of any disputes, and application of the Plan in any respect to a Covered Employee including, but not limited to, the determination as to whether a Participant’s Termination was for Cause.  The Committee may, without notice, amend, suspend or terminate the Plan.

(ii)                                Discretionary Participation and Awards.  No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted an Award under the Plan.  The Company and its Affiliates are not obligated to give uniform treatment (e.g., Maximum Award Percentages) to Employees or Participants under the Plan.

(g)                                 No Employment Rights.  Participation in the Plan does not give an Employee the right to be retained in the employment of the Company or its Affiliates, nor does it imply or confer any other employment rights.  Nothing contained in the Plan will be construed to create a contract of employment with any Participant.  The Company and its Affiliates reserve the right to elect any person to its offices and remove Employees in any manner and upon any basis permitted by law.

(h)                                 No Ownership Rights.  Nothing contained in the Plan will be deemed to require the Company or its Affiliates to deposit, invest or set aside amounts for the payment of any Awards.  Participation in the Plan does not give a Participant any ownership, security, or other rights in any assets of the Company or any of its Affiliates.

(i)                                    Withholding Tax.  The Company or an Affiliate will deduct from all Awards paid under the Plan any taxes required by law to be withheld.

(j)                                    Effective Date.  The Plan is effective as of October 1, 2000, and will remain in effect until suspended or terminated by the Committee.

(k)                                Validity.  In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(l)                                    Applicable Law.  The Plan will be governed by and construed in accordance with the laws of the State of California.

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 2.1(d)(iii) of the Employment Agreement dated (Month)       2002, to which this form is attached, I,            , hereby furnish Tier Technologies, Inc (“the Company”), with the following release and waiver (the “Release and Waiver”).

I hereby release, and forever discharge the Companies, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims, including but not limited to those claims relating to my employment and the termination of my employment; including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code or any comparable statute under any other state, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Companies.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Companies.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
Print Name:

EXHIBIT C

NONDISCLOSURE and PROPRIETARY/CONFIDENTIAL INFORMATION/

NON-COMPETITION AGREEMENT

1.                                      Introduction:

This is an agreement between the employee named below, hereafter referred to as Employee, in which the Employee agrees not to disclose trade secrets or other Confidential Information belonging to TIER, hereafter referred to as TIER, and in which Employee further agrees not to compete with TIER, as described below.

2.                                      Agreement:

In consideration of Employee’s association with TIER, Employee agrees to keep all Confidential Information, as described below, including but not limited to all trade secrets and/or confidential or proprietary information of TIER (and of its customers, suppliers, and other third parties who entrust confidential information to TIER) in strict confidence and to take all reasonable precautions against accidental disclosure of the same.  This agreement encompasses all Confidential Information and TIER trade secrets known to Employee as well as Confidential Information and/or trade secrets known to Employee during his/her tenure with TIER.  In addition, Employee agrees that he/she will not use the Confidential Information or trade secrets of TIER, either directly or indirectly, for any purposes except for the performance of the Employee responsibilities in furtherance of TIER’s business, unless otherwise expressly authorized in writing in advance.

3.                                      Confidential Information and Proprietary Rights:

“Confidential Information” is any information, process, idea, or know-how that is not generally known in the industry; that TIER considers confidential; that gives TIER a competitive advantage; or that affects or relates to TIER, its business, or its methods of operation, or which is confidential information of third-party customers, contractors, or other parties and which is in the possession of TIER.  Examples of Confidential Information include, but are not limited to, the following:

•                                          Computer program listing, source code, and object code.

•                                          Customer lists, marketing information, financial information, business strategies, project information, price lists, cost information, business forms, and financial records.

•                                          Product design, contents, formulas, packaging, marketing, or anything related to the unique character or products or TIER’s business.

Employee understands that the above list is intended to be illustrative rather than comprehensive, and that other Confidential Information covered by the Agreement may currently exist or arise in the future.  In the event that Employee is not sure whether certain information is Confidential Information within the scope of this Agreement, Employee will treat that information as confidential unless informed in writing by TIER to the contrary.  In the event of any dispute relating to use or disclosure of Confidential Information, Employee agrees that he/she shall have the burden of proof in establishing that the information was not confidential or that its disclosure was authorized.  Employee understands and hereby agrees that any misappropriation, disclosure, or misuse of Confidential Information as provided in this Agreement would cause irreparable harm to TIER and to TIER’s business.  Employee agrees to surrender to TIER all notes, records, and documentation in any form that was supplied to Employee by TIER or was used, created, or controlled by Employee during his/her association with TIER upon request by TIER, and in any event upon termination of

Employee’s association with TIER.  The materials to be surrendered include all materials whether in written or machine-readable form.  Employee agrees that he/she shall not, by virtue of his/her association with TIER, acquire any rights in any Confidential Information, good will, or other asset or property of TIER, whether tangible or intangible, and whether or not created by Employee.  If any such rights become vested in Employee by operation of laws or otherwise, Employee agrees to assign the same to TIER without further consideration immediately upon TIER’s request.

Employee understands and agrees a) that any and all of his/her work product created, or in the process of being created, during hours Employee is performing services for TIER and/or any and all of his/her work product created or in the process of being created outside hours Employee is performing services for TIER, but which are related to Confidential Information of TIER, defined above, is and shall remain the property of TIER, b) that all proprietary rights therein shall be held by TIER, and c) that Employee shall assist in all reasonable efforts to protect such rights for TIER, to transfer such rights to TIER, and to verify that such rights are owned by TIER.

Confidential Information shall not be deemed to include the following:  (i) information that becomes available to the public other than through breach of this Agreement; or (ii) information that is lawfully received by Employee from a third party without misappropriation or breach of this Agreement.

4.                                      Non-Competition Agreement:

Because it would be extremely difficult for Employee, in light of the special, unusual, and unique services he/she performed for TIER (“Special Services”) and his/her access to TIER’s Confidential Information, to compete fairly against TIER, and because it would be impossible for TIER to determine whether any such prospective competition was in fact unfairly based on said Special Services and/or Confidential Information, and because TIER has a legitimate and compelling business need against such unfair competition, Employee agrees that, without the prior written permission of TIER’s President or CEO, for a period of six (6) months after Employee’s date of termination from TIER he shall not be employed as an independent consultant, employee of another firm, or employee of the client with respect to any account(s) that the Employee worked or sold on behalf of TIER, provided however, that such limitation shall apply only to accounts that the employee worked or sold within the six (6) months immediately preceding the date of Employee’s termination from TIER. In addition, Employee agrees TIER has invested substantial time and effort in assembling its present staff of personnel.  For the same reasons expressed above, Employee further agrees that, for a period of six (6) months following the termination of his/her employment, Employee shall not solicit or otherwise induce employees of TIER to become employed by Employee or by a business with which Employee is affiliated; nor will Employee solicit or induce members of TIER to leave TIER.

5.                                      Remedies:

TIER shall have all rights and remedies under the Uniform Trade Secret Act (California Civil Code Section 3426 et seq.) and Business & Professions Code Section 17200 et seq., in addition to all other rights, damages, and remedies that the law and/or equity may provide.  TIER’s customers, clients, and other third parties who have entrusted TIER with Confidential Information are intended third-party beneficiaries of this Agreement, and may enforce it for their benefit.

6.                                      Attorneys’ Fees:

If any arbitration or other action arises relating to this Agreement, the prevailing party shall be entitled to recover all costs, expenses, and reasonable attorneys’ fees incurred, specifically including expert witness fees.

7.                                      Duration and Effect:

This Agreement is considered by both parties to be a binding contract, and shall remain in effect throughout the period of association between Employee and TIER and for one (1) year following the termination of association, except that the obligations set forth in Paragraph 2 shall survive termination of this Agreement.  Should any provision of this Agreement be held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect, and such invalid, void, or unenforceable provisions shall be deemed not to be a part of this Agreement.  If any court or other decision-making body determines that the term or area of any covenant herein is too long or too broad to be enforceable, the term and/or area shall be automatically amended to come within a reasonable and enforceable term and/or area.

8.                                      Applicable Law and Agreement to Arbitrate:

This Agreement shall be construed under the law of the State of California, without giving any effect to conflict of law principles.  The parties hereto agree that any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration by one (1) arbitrator, administered by the American Arbitration Association under its then applicable rules, and that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Employee hereby knowingly waives his/her right to a jury trial.

Execution:

This Agreement is executed this          day of                               .

                                                                                month/year

Employee Signature	Date

Please PRINT name here